BEFORE THE PUBLIC SERVICE COMMISSION

                            OF THE STATE OF DELAWARE


IN THE MATTER OF THE APPLICATION OF  )
DELMARVA POWER & LIGHT COMPANY       )
TO MERGE WITH DS SUB, INC. AND TO    )               PSC DOCKET NO. 97-58
TRANSFER CONTROL TO CONECTIV, INC.   )
(FILED FEBRUARY 24, 1997)            )

                                 ORDER NO. 4606

     AND NOW, this 23rd day of September, 1997:

     WHEREAS, the Commission has received and considered the Proposed Settlement attached hereto as Exhibit "A" offered in an attempt to resolve the issues raised in this docket; and

     WHEREAS, the Commission, being fully aware of the record created before the Hearing Examiner, finds, pursuant to 26 Del. C. ss. 512, that the Proposed Settlement is in the public interest;

     NOW, THEREFORE, by the affirmative vote of a majority1 of its members, IT IS ORDERED:

     1. That the proposed merger is approved by the Commission pursuant to 26 Del. C. ss. 215(d) as it is made in accordance with law, is for a proper purpose, and, subject to the following conditions, is consistent with the public interest:

     a.(1) Upon the closing of the Merger and continuing for a period of one year thereafter, the Company shall decrease its electric rates to its Delaware retail customers for usage on and after the Merger closing date by $7,537,000. The rate decrease shall be allocated among the customer classes on a pro rata basis based upon total revenues (base rates plus fuel revenues).

--------

1 Chairman McMahon and Commissioners McClelland, McRae, and Puglisi voting aye; Vice Chairman Twilley absent.



     (2) Effective with usage beginning on and after the first anniversary date of the closing of the Merger, the Company shall decrease: (a) its electric rates to its Delaware retail customers by an additional $600,000; and (b) its gas rates to its Delaware retail customers by $538,000. The rate decrease for both electric and gas customers shall be allocated among the customer classes on a pro rata basis as above.

     (3) Effective with usage beginning on and after the second anniversary date of the closing of the Merger, the Company shall decrease its electric rates to its Delaware retail customers by an additional $400,000. The rate decrease shall be allocated among the customer classes on a pro rata basis as above.

     b. If this Settlement Agreement is approved, no later than thirty (30) days after approval, the Company shall file with the Commission revised electric tariff sheets reflecting the rate decrease agreed to herein. Similarly, for the rate decreases to become effective with usage on and after the first and second anniversary dates respectively, the Company shall file with the Commission revised electric and gas tariff sheets reflecting the rate decreases agreed to herein for those respective periods no later than thirty (30) days prior to the effective dates of such rate changes.

     c. That no decision is made on the ratemaking treatment of the acquisition premium.

     d. The amortization of out-of-pocket costs over ten years with recognition of a 9.35% return on the unamortized balance should be approved.

     e. That Delmarva will hold Delaware ratepayers harmless from the risks associated with the potential stranded costs of Atlantic City Electric Company that may result from the Merger.

     f. Delmarva agrees that the Commission will continue to have jurisdiction over the allocation of all costs to Delaware ratepayers, including but not limited to affiliated company costs and that Conectiv, Inc. and its subsidiaries will provide to Staff and the DPA complete access to its books and records of account, subject to appropriate proprietary agreements so long as the information sought is relevant to some purpose within the scope of the Commission's jurisdiction.

     g. Delmarva agrees that Conectiv's regulated Delaware operations shall be required to meet all current quality of service and reliability standards, and that the Commission shall monitor post-merger service levels to ensure compliance with those standards.

     h. The parties agree that issues of Delmarva's market power should be addressed in the currently-pending restructuring docket; however, the Commission finds that the incremental effect of the merger on the Company's ability to exercise market power in the region is not of sufficient concern at this time to cause the Commission to reject the proposed merger.

     2. That the Commission reserves the jurisdiction and authority to enter such further Orders in this matter as may be deemed necessary or proper.

                                               BY ORDER OF THE COMMISSION:

                                               ---------------------------
                                                        Chairman

                                               ---------------------------
                                                        Vice Chairman

                                               ---------------------------
                                                        Commissioner

                                               ---------------------------
                                                        Commissioner

                                               ---------------------------
                                                        Commissioner

ATTEST:

---------------------
         Secretary




                                   EXHIBIT "A"

                      BEFORE THE PUBLIC SERVICE COMMISSION
                            OF THE STATE OF DELAWARE

IN THE MATTER OF THE APPLICATION OF )
DELMARVA POWER & LIGHT COMPANY      )
TO MERGE WITH DS SUB, INC. AND TO   )                PSC DOCKET NO. 97-58
TRANSFER CONTROL TO CONECTIV, INC.  )
(FILED FEBRUARY 24, 1997)           )


                               PROPOSED SETTLEMENT


     On this day, September 22, 1997, the undersigned parties (the "Settling Parties") hereby propose a settlement of this proceeding as follows:

                                 I. INTRODUCTION

     1. On February 27, 1997, Delmarva Power & Light Company ("Delmarva" or the "Company") filed with the Delaware Public Service Commission (the "Commission") an application seeking the Commission's authority and approval pursuant to 26 Del. C. ss. 215 for the merger of Delmarva and DS Sub, Inc. as part of an overall transaction with Atlantic Energy, Inc. and its wholly-owned subsidiary Atlantic City Electric Company. As part of this same transaction, the Company also sought all necessary authority and approval for Conectiv, Inc., a newly-formed holding company incorporated in Delaware, to acquire control of the Company. (Together, the transactions are referred to herein as the "Proposed Merger"). Delmarva requested the Commission to establish expedited proceedings to ensure that a final decision would be made well before December 31, 1997.

     2. Pursuant to Order No. 4450, the Company published notice of its application, including information on how to intervene in the proceeding. The Division of the Public Advocate ("DPA"), the Delaware Energy Users Group ("DEUG") and the City of Wilmington intervened in the proceeding. The Delaware Alliance for Fair Competition made an appearance but did not participate in the proceedings in this docket.

     3. On May 27, 1997, the Company published notice of the scheduled evidentiary hearings in this docket and of the dates and locations of public comment sessions to be conducted. Representatives of Delmarva, the DPA and the Commission Staff attended those public comment sessions, which were transcribed and are part of the record.

     4. On June 17, 1997, the Hearing Examiner conducted a public evidentiary hearing. Witnesses for the Company, DPA and Staff who had submitted prefiled direct and rebuttal testimony offered live testimony and were subject to cross-examination. In addition, the testimony of two Delmarva witnesses was admitted into evidence by stipulation of the parties. No one on behalf of DEUG, the City of Wilmington or the Delaware Alliance for Fair Competition appeared at the evidentiary hearing.

     5. After the record was closed, Delmarva, the DPA, Staff, DEUG and the City of Wilmington submitted simultaneous opening and reply briefs to the Hearing Examiner. On August 25, 1997, the Hearing Examiner issued proposed findings and recommendations. Delmarva, the DPA, Staff, DEUG and the City of Wilmington each filed exceptions taking issue with one or more of the Hearing Examiner's recommendations.

     6. On September 9, 1997, the Commission met to hear oral argument and deliberate on the issues. After oral argument and deliberations, the Commission approved the Proposed Merger on the condition that the Company implement upon closing of the Merger an across-the-board rate decrease of 1.5% for Delmarva's Delaware retail electric and gas customers.

     7. Prior to the entry of a written order reflecting the Commission's decision, Delmarva filed an application to reopen deliberations or, alternatively, for reargument. Subsequent to that application and prior to the Commission's consideration of it, the Settling Parties met and reached the settlement set forth herein. This settlement is proposed for the Commission's consideration pursuant to 26 Del. C. ss. 512.

                            II. SETTLEMENT PROVISIONS

     8. The Proposed Merger should be approved by the Commission pursuant to 26 Del. C. ss. 215(d) as it is made in accordance with law, is for a proper purpose, and, subject to the following conditions, is consistent with the public interest:

     a.(1) Upon the closing of the Merger and continuing for a period of one year thereafter, the Company shall decrease its electric rates to its Delaware retail customers for usage on and after the Merger closing date by $7,537,000. The rate decrease shall be allocated among the customer classes on a pro rata basis based upon total revenues (base rates plus fuel revenues).

     (2) Effective with usage beginning on and after the first anniversary date of the closing of the Merger, the Company shall decrease: (a) its electric rates to its Delaware retail customers by an additional $600,000; and (b) its gas rates to its Delaware retail customers by $538,000. The rate decrease for both electric and gas customers shall be allocated among the customer classes on a pro rata basis as above.

     (3) Effective with usage beginning on and after the second anniversary date of the closing of the Merger, the Company shall decrease its electric rates to its Delaware retail customers by an additional $400,000. The rate decrease shall be allocated among the customer classes on a pro rata basis as above.

     b. If this Settlement Agreement is approved, no later than thirty (30) days after approval, the Company shall file with the Commission revised electric tariff sheets reflecting the rate decrease agreed to herein. Similarly, for the rate decreases to become effective with usage on and after the first and second anniversary dates respectively, the Company shall file with the Commission revised electric and gas tariff sheets reflecting the rate decreases agreed to herein for those respective periods no later than thirty (30) days prior to the effective dates of such rate changes.

     c. No decision is made on the ratemaking treatment of the acquisition premium.

     d. The amortization of out-of-pocket costs over ten years with recognition of a 9.35% return on the unamortized balance should be approved.

     e.  Delmarva  will  hold  Delaware   ratepayers  harmless  from  the  risks
associated with the potential stranded costs of Atlantic City Electric Company that may result from the Merger.

     f. Delmarva agrees that the Commission will continue to have jurisdiction over the allocation of all costs to Delaware ratepayers, including, but not limited to, affiliated company costs, and that Conectiv, Inc. and its subsidiaries will provide to Staff and the DPA complete access to its books and records of account, subject to appropriate proprietary agreements so long as the information sought is relevant to some purpose within the scope of the Commission's jurisdiction.

     g. Delmarva agrees that Conectiv's regulated Delaware operations shall be required to meet all current quality of service and reliability standards, and that the Commission shall monitor post-merger service levels to ensure compliance with those standards.

     h. The parties agree that issues of Delmarva's market power should be addressed in the currently-pending restructuring docket; however, the Commission finds that the incremental effect of the merger on the Company's ability to exercise market power in the region is not of sufficient concern at this time to cause the Commission to reject the proposed merger.

     9. The provisions of this settlement are not severable.

     10. This settlement represents a compromise for the purposes of resolving this docket and shall not be regarded as precedent with respect to any ratemaking or any other principle in any future case. No party to this settlement necessarily agrees or disagrees with the treatment of any particular item, any procedure followed, or the resolution of any particular issue in agreeing to this settlement other than as specified herein, except that the parties agree that with the conditions imposed, the Proposed Merger is consistent with the public interest.

     IN WITNESS WHEREOF, intending to bind themselves and their successors and assigns, the undersigned parties have caused this Proposed Settlement to be signed by their duly-authorized representatives.


Dated:________                 ________________________________________
                               Delmarva Power & Light Company



Dated:________                 ________________________________________
                               Delaware Public Service Commission Staff



Dated:________                 ________________________________________
                               The Division of the Public Advocate



Dated:________                 ________________________________________
                               The Delaware Energy Users Group